UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 28, 2009

Date of Report (Date of earliest event reported)

Nano Mask, Inc.

(Exact name of registrant as specified in its charter)

(formerly Emergency Filtration Products, Inc.)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

708D Industrial Park Drive, Manteca, CA	95337
(Address of principal executive offices)	(Zip Code)

(209) 249-4325

Registrant's telephone number, including area code

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 28, 2009, Nano Mask, Inc. (formerly Emergency Filtration Products, Inc.) (the “Company”)  announced that Edward Suydam and Marc Khan have been appointed to the Company’s board of directors, effectively immediately.  Mr. Suydam and Mr. Khan join Douglas Heath as directors. The new board confirmed Mr. Heath’s appointment as President and Chief Executive Officer.

Edward J. Suydam has been a managing member of Buildex, LLC in New York since November 2007.  Prior to that thime, from May 1992 to November 2007 he was president of S & S Builders Corporation of New York.  Mr. Suydam’s professional career has been in construction and construction management.  He is a long time shareholder and supporter of the Company.

Marc L. Kahn has been a radiologist with the Clarkson Medical Group in Michigan since May 2007.  Prior to that time, from September 1994 to May 2007, he was a radiologist with Diagnostic Radiology Associates in Michigan.  Mr. Kahn earned a BA from Albion College (1977) and an MD from Wayne State Medical School (1981).  He did his residency in radiology at Sinai Hospital (1989) and a fellowship at Colombia Presbyterian (1995). He is also a long time shareholder and supporter of the Company.

The full text of the press release announcing Mr. Suydam’s and Mr. Kahn’s appointments is attached to this filing as an exhibit.

Item 8.01 Other Events

The Company has announced that a majority of its shareholders have voted to change the Company’s name to Nano Mask, Inc., to better reflect its core business of developing, marketing, and producing its NanoMask™ product.  Majority shareholders further approved an increase in the Company’s authorized capital to 100 million shares of common stock from the previous 50 million shares. Management believes that the increase in authorized shares will allow management more flexibility to raise the capital necessary to fund operations.

The above actions were taken by written consent of shareholders holding approximately 56% of the issued and outstanding shares.  An amendment to the articles of incorporation effective April 14, 2009 has been filed with the state of Nevada.  The Company is in the process of obtaining a new CUSIP number and seeking assignment of a new trading symbol.

Item 9.01 Financial Statements and Exhibits

Exhibit 99

Press release dated May 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: May 1, 2009

Nano Mask, Inc. (formerly Emergency Filtration Products, Inc.)

By:  /S/ Douglas Heath

Douglas Heath, Chief Executive Officer